                           OFFER TO PURCHASE FOR CASH
                       ANY AND ALL SHARES OF COMMON STOCK

                                       OF

                 GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.

                                       AT

                              $50.00 NET PER SHARE

                                       BY

                                GAMI MERGER CO.
                           AN ENTITY WHOLLY OWNED BY

            EQUITY HOLDINGS LIMITED, AN ILLINOIS LIMITED PARTNERSHIP

  THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 25, 1996 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES (AS DEFINED HEREIN) SUCH THAT, UPON CONSUMMATION OF THE OFFER, GAMI MERGER CO. (THE "PURCHASER") AND EQUITY HOLDINGS LIMITED, AN ILLINOIS LIMITED PARTNERSHIP ("EQUITY HOLDINGS") TOGETHER WOULD OWN A NUMBER OF SHARES REPRESENTING AT LEAST 90 PERCENT OF OUTSTANDING SHARES (THE "MINIMUM CONDITION"). THE PURCHASER ESTIMATES THAT APPROXIMATELY 193,000 SHARES WILL NEED TO BE VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) TO SATISFY THE MINIMUM CONDITION. SEE "THE OFFER--SECTION 11. CONDITIONS OF THE OFFER."

NEITHER EQUITY HOLDINGS NOR THE PURCHASER, NOR THE GENERAL PARTNERS, BOARD OF DIRECTOR OR EXECUTIVE OFFICERS OF ANY OF THEM, MAKE ANY RECOMMENDATION AS TO WHETHER ANY HOLDER OF SHARES SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S SHARES PURSUANT TO THE OFFER. HOLDERS OF SHARES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, THE NUMBER OF SHARES TO TENDER.
                              ----------------
                                  IMPORTANT
     ANY STOCKHOLDER (AS DEFINED HEREIN) DESIRING TO TENDER ALL OR ANY PORTION OF SHARES PURSUANT TO THE OFFER (AS DEFINED HEREIN) SHOULD EITHER (1) COMPLETE AND SIGN THE ENCLOSED LETTER OF TRANSMITTAL, OR A FACSIMILE COPY THEREOF, IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE THE SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 OF THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY TOGETHER WITH THE LETTER OF TRANSMITTAL OR TENDER SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER DESCRIBED IN "THE OFFER--SECTION 3. PROCEDURES FOR TENDERING SHARES," OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR THE STOCKHOLDER. A STOCKHOLDER HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON TO TENDER SUCH SHARES.
     ANY STOCKHOLDER DESIRING TO ACCEPT THE OFFER WHOSE CERTIFICATES FOR SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, SHOULD TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY DESCRIBED IN "THE OFFER--SECTION 3. PROCEDURES FOR TENDERING SHARES."
     QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED DOCUMENTS MAY BE DIRECTED TO THE INFORMATION AGENT OR BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PURCHASER OR EQUITY HOLDINGS. THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (OR ANY STATE SECURITIES COMMISSION) NOR HAS THE COMMISSION (OR ANY STATE SECURITIES COMMISSION) PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ---------------
                    THE INFORMATION AGENT FOR THE OFFER IS:
                                   GEORGESON
                                 & COMPANY INC.

March 29, 1996

                               TABLE OF CONTENTS



                                                                                                         PAGE
-------------------------------------------------------------------------------------------------------------

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Purpose and Structure of the Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Certain Shares Expected to be Tendered . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Fairness of the Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Certain Effects of the Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Plans for the Company After the Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         Interests of Certain Persons in the Transaction  . . . . . . . . . . . . . . . . . . . . . . . .  6
         Past Contacts and Transactions Between Equity Holdings and the Company   . . . . . . . . . . . .  7
         Contracts, Transactions and Arrangements Concerning the Shares . . . . . . . . . . . . . . . . .  9
         Certain Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         1.      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         2.      Treatment As A Sale Or Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         3.      Tax Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         4.      Treatment of Certain Affiliated Holders  . . . . . . . . . . . . . . . . . . . . . . . . 11

THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         1.      Terms of the Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         2.      Acceptance for Payment and Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         3.      Procedures for Tendering Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
                   Valid Tender of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
                   Book-Entry Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
                   Signature Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
                   Guaranteed Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
                   Back-up Federal Tax Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
                   Appointment as Proxy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
                   Determination of Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         4.      Withdrawal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         5.      Price Range of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         6.      Effect of the Offer on the Market for Shares; Exchange Act Registration  . . . . . . . . 18
         7.      Certain Information Concerning the Company . . . . . . . . . . . . . . . . . . . . . . . 18
                   Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         8.      Certain Information Concerning Equity Holdings and the Purchaser . . . . . . . . . . . . 20
         9.      Source and Amount of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         10.     Dividends and Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         11.     Conditions of the Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         12.     Certain Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
                   Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
                   State Anti-Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
                   Federal Reserve Board Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         13.     Certain Fees and Expenses; Utilization of Company Employees  . . . . . . . . . . . . . . 24
         14.     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25


Schedule I        -      Name, Address, Principal Occupation and Ownership of
                         Shares:
                           Equity Holdings
                           General Partners of Equity Holdings
                           Trustees of General Partners of Equity Holdings GAMI Merger Co.
                           Directors and Executive Officers of GAMI Merger Co. Directors and Executive Officers of Great American Management and Investment, Inc.
                           Certain Affiliates of Great American Management and Investment, Inc.
Schedule II       -      Section 262 of the Delaware General Corporation Law




                             AVAILABLE INFORMATION

        Great American Management and Investment, Inc. (the "Company") is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference: the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Current Reports on Form 8-K dated January 2, 1996, January 24, 1996, and February 28, 1996.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Offer to Purchase and prior to the Expiration Date shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offer to Purchase.

To the Holders of Common Stock
  of Great American Management and Investment, Inc.:


                                  INTRODUCTION

         GAMI Merger Co., a Delaware corporation (the "Purchaser") wholly owned by Equity Holdings Limited, an Illinois Limited Partnership ("Equity Holdings"), hereby offers to purchase any and all shares of common stock, par value $.01 per share (the "Shares"), of Great American Management and Investment, Inc., a Delaware corporation (the "Company"), at $50.00 per Share, net to the seller in cash without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Holders of Shares ("Stockholders") who tender Shares will not be obligated to pay brokerage commissions or, except as set forth in Instruction 8 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Chemical Mellon Shareholder Services, L.L.C. as the Depositary (the "Depositary") and Georgeson & Company Inc. as the Information Agent (the "Information Agent") in connection with the Offer. See "THE OFFER--Section 13. Certain Fees and Expenses; Utilization of Company Employees." For more information concerning Equity Holdings and the Purchaser, see "THE OFFER--Section 8. Certain Information Concerning Equity Holdings and the Purchaser."

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES SUCH THAT, UPON CONSUMMATION OF THE OFFER, THE PURCHASER AND EQUITY HOLDINGS TOGETHER WOULD OWN A NUMBER OF SHARES REPRESENTING AT LEAST 90 PERCENT OF OUTSTANDING SHARES (THE "MINIMUM CONDITION"). THE PURCHASER EXPECTS THAT, CONCURRENTLY WITH THE MERGER (AS DEFINED HEREIN), ALL OPTIONS (AS DEFINED HEREIN) WILL BE REDEEMED BY THE COMPANY AND NOT EXERCISED INTO SHARES. AS A RESULT, THE PURCHASER ESTIMATES THAT APPROXIMATELY 193,000 SHARES WILL NEED TO BE VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) TO SATISFY THE MINIMUM CONDITION. THE PURCHASER EXPRESSLY RESERVES THE RIGHT TO WAIVE THE MINIMUM CONDITION AND TO PURCHASE ANY SHARES VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) PURSUANT TO THE OFFER. SEE "THE OFFER--SECTION 11. CONDITIONS OF THE OFFER" AND "SPECIAL FACTORS--THE MERGER."

         The Purchaser is making the Offer for the purpose of acquiring at least 90 percent of the outstanding Shares and then consummating a "short-form merger" under Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to which the Purchaser will be merged into the Company (the "Merger" and, together with the Offer, the "Transaction"). As of March 29, 1996, the Purchaser owned no Shares of record and Equity Holdings, the sole stockholder of the Purchaser, owned 8,082,744 Shares, or approximately 87.9% of Shares outstanding. Equity Holdings intends to transfer all Shares it owns to the Purchaser upon the completion of the Offer. The Director of the Purchaser has approved the consummation of the Merger for the same price per Share as paid in the Offer, subject to certain conditions, including ownership of at least 90 percent of the outstanding Shares. Once the Purchaser acquires at least 90 percent of Shares, the Purchaser will have a sufficient number of Shares to effect the Merger without (i) any action whatsoever by the Board of Directors of the Company or (ii) the affirmative vote of any other Stockholder as permitted by Section 253 of the DGCL. See "SPECIAL FACTORS--The Merger." Assuming that the Purchaser acquires at least 90 percent of the Shares, the Purchaser intends to consummate the Merger immediately after consummation of the Offer.

         As a result of the Merger, the Purchaser will cease to exist and the Company will continue as the surviving corporation (the "Surviving Corporation"), with Equity Holdings as its sole Stockholder. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than Shares held in the Company's treasury, by any subsidiary of the Company or by the Purchaser and other than Shares held by Stockholders who have properly exercised appraisal rights with respect thereto (the "Dissenting Shares") in accordance with Section 262 of the DGCL) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive $50.00 in cash, or any higher price per Share paid in the Offer (the "Merger Price"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate or certificates formerly representing such Shares. See "SPECIAL FACTORS--The Merger" for a description of the Merger.

         According to the Company's Annual Report on Form 10-K, as of February 16, 1996, there were 9,194,251 Shares issued and outstanding, held of record by approximately 800 Stockholders. According to information provided to the Purchaser by the Company, as of March 29, 1996, 389,506 Shares were issuable upon exercise of outstanding options ("Options"), held of record by 20 persons, granted under the Company's 1991 Amended and Restated Stock Option Plan (the "Stock Option Plan"). The Purchaser expects that no Options will be exercised into Shares, because all such Options are expected to be redeemed in connection with the Merger at a price per Option equal to the Offer Price less the exercise price for such Option. See "SPECIAL FACTORS--Interests of Certain Persons in the Transaction" for information concerning the redemption of outstanding Options.

        In addition to the transfer of Shares by Equity Holdings, the Purchaser estimates that approximately 193,000 Shares would need to be tendered and accepted for purchase pursuant to the Offer for the Purchaser to own at least 90 percent of the Shares after the transfer of Shares to the Purchaser by Equity Holdings. The Purchaser expects that owners of 495,700 Shares will tender such amount of Shares pursuant to the Offer. Assuming such Shares are tendered and accepted for purchase, Equity Holdings will transfer its Shares to the Purchaser and the Purchaser will effect the Merger. See "SPECIAL FACTORS--Certain Shares Expected to be Tendered" and "SPECIAL FACTORS--The Merger."

         THE PURCHASER DOES NOT INTEND TO INCREASE THE OFFER PRICE. IF, HOWEVER, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE OFFER PRICE, SUCH INCREASE SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE. ANY HOLDER OF SHARES WHO TENDERED SUCH SHARES PRIOR TO SUCH AN INCREASE IN THE OFFER PRICE WOULD BE ENTITLED TO RECEIVE SUCH AN INCREASE WITHOUT FURTHER ACTION ON THE PART OF SUCH HOLDER.

         STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO TENDER THEIR SHARES.

                                SPECIAL FACTORS


PURPOSE AND STRUCTURE OF THE TRANSACTION

         The Offer is being made pursuant to the intention of the Purchaser and Equity Holdings to effectuate the Merger, with the ultimate purpose of Equity Holdings acquiring the entire equity interest in the Company. Equity Holdings seeks to have the Purchaser acquire the remaining equity interest in the Company that Equity Holdings does not already own because it believes the operations of the Company can be more effectively and efficiently managed as a single integrated enterprise if the Company does not need to take into account the separate interests of the public Stockholders. Because Equity Holdings does not own the entire common equity interest in the Company, the Company is required by law to be managed by the Company's Board of Directors in the best interests of all the Company's Stockholders rather than just Equity Holdings and its limited partners. In addition, after consummation of the Merger, the Company will no longer need to incur the substantial costs associated with complying with the reporting requirements under the Exchange Act.

         To ensure equal treatment of Stockholders, the acquisition transaction has been structured as a cash tender offer followed by a merger of the Purchaser with and into the Company, in which the remaining equity interest in the Company not acquired by the Purchaser pursuant to the Offer will be subsequently acquired by Equity Holdings pursuant to the Merger at the Merger Price. Equity Holdings believes that the Offer will result in the Purchaser acquiring at least 90 percent of Shares thereby allowing the Purchaser to effectuate the Merger. As a result of the Merger, the Company will become wholly owned by Equity Holdings. See "SPECIAL FACTORS -- Certain Shares Expected to be Tendered" and "SPECIAL FACTORS -- The Merger."

CERTAIN SHARES EXPECTED TO BE TENDERED

        Prior to commencing the Offer, representatives of the Purchaser initiated informal discussions with three Stockholders, Messrs. F. Philip Handy, David A. Gardner, and Bradbury Dyer, III, who own or control the disposition of 27,800 Shares, 76,000 Shares, and 317,000 Shares, respectively, and 420,800 Shares collectively, to determine whether these Stockholders would tender such Shares upon terms and conditions similar to those contained in the Offer. Messrs. Handy, Gardner and Dyer are also directors of the Company. The discussions were initiated on or about February 15, 1996, and continued through mid-March. As a result of these discussions, the Purchaser expects that these three Stockholders will tender all of their Shares pursuant to the Offer; however, such persons are in no way obligated to tender any or all of such Shares in the Offer. In addition, based on an inquiry made by representatives of the Purchaser, all of the other persons listed in Schedule I intend to tender all of their Shares that they own directly. As a result, an additional 74,900 Shares are expected to be tendered by such persons (which amount excludes the Shares owned by Messrs. Handy, Gardner, and Dyer). Assuming the tender of the 495,700 Shares held by all of these persons, the Purchaser and Equity Holdings together will own approximately 93.3% of Shares outstanding and will own a sufficient number of Shares to consummate the Merger even if no other Shares are tendered. See "SPECIAL FACTORS--The Merger."

THE MERGER

         The Purchaser expects that after the Offer and the transfer of Shares to the Purchaser by Equity Holdings, the Purchaser will own at least 90 percent of the outstanding Shares and will be able to effect the Merger as a short-form merger under Section 253 of the DGCL without the approval of the Company's Board of Directors or vote of any other Stockholder. As a result of the Merger, any Shares not tendered will be converted into the right to receive the Merger Price, without any action on the part of the holder thereof. Dissatisfied holders of Shares may elect to exercise appraisal rights in accordance with Section 262 of the DGCL. See "THE OFFER--Section 12. Certain Legal Matters -- Appraisal Rights" and
Schedule II to this Offer to Purchase.

         The procedure for a short-form merger under Section 253 of the DGCL requires only that the board of directors of the parent corporation adopt a resolution providing for the merger. On March 28, the sole director of the Purchaser adopted a resolution authorizing the Merger (conditioned on the success of the Offer). Upon completion of the Offer, a "certificate of ownership and merger" will be filed with the Secretary of State of Delaware setting forth the fact that the Purchaser owns at least 90 percent of the outstanding Shares of the Company with a copy of the March 28 resolutions of the Purchaser's director authorizing the Merger attached thereto, as well as any subsequent resolutions setting forth the specific terms of the Merger. If a parent corporation will not be the surviving corporation, the merger also must be approved by the stockholders of the parent. Because the Company will be the Surviving Corporation, Equity Holdings must, which it intends to do, approve the Merger as the sole stockholder of the Purchaser. No approval by the Board of Directors of the Company is required.

         The Merger of the Purchaser and the Company will become effective upon the filing of the certificate of ownership and merger. No vote of any other Stockholder is required. As a result of the Merger, the Purchaser will cease to exist and the Company will continue as the Surviving Corporation, with Equity Holdings as its sole Stockholder. In the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares held in the Company's treasury, by any subsidiary of the Company or by the Purchaser and other than Dissenting Shares) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Price, which will be an amount in cash equal to the Offer Price, or any higher price per Share paid in the Offer, payable to the holder thereof, without interest thereon, upon the surrender of the certificate or certificates formerly representing such Shares.

FAIRNESS OF THE TRANSACTION

         The Purchaser believes that the Transaction is fair to unaffiliated holders of Shares. In making this determination, the Purchaser considered the following factors: (a) the premium represented by the difference between the Offer Price and recent and historical trading prices of the Shares such that the Offer Price gives holders of Shares the opportunity to sell all of their Shares at a 7.5% premium over the last reported sale price of $46.50 per Share on March 28, 1996, as reported by the National Association of Securities Dealers, Inc. Automated Quotations Systems ("NASDAQ") (the last trading day prior to the announcement of the Offer); (b) that the Offer Price represents a premium of approximately 27.3% from the effective price per Share of $39.27 paid to the Hellman Group (as defined herein) on August 25, 1995, pursuant to the Purchase Agreement (as defined herein); (c) that the Offer Price represents a premium of approximately 12.8% over the adjusted net book value per Share of $44.32 as of March 1, 1996 (after giving effect to unrecorded appreciation on the Company's investment in Falcon Buildings Products, Inc. ("Falcon")); and (d) that the Offer will provide holders who are considering a sale of all or a portion of Shares the opportunity to sell those Shares for cash without the usual transaction costs associated with open-market sales or the potential resulting depressing effect on the market price of Shares due to the illiquid trading market for the Company's Shares. The Purchaser did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to these factors.

         The Purchaser has not received any report, opinion or appraisal from any outside financial advisor or appraiser with respect to the Transaction, including, but not limited to, any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the Shares or the fairness of the transaction to the Company or to any security holder of the Company. The Purchaser has not retained any financial advisor to negotiate the terms of the Transaction or to prepare a report concerning the fairness of the Transaction.

         The Company will be obligated to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the Commission within ten business days of the date of this Offer to Purchase.

CERTAIN EFFECTS OF THE TRANSACTION

         If the Purchaser owns at least 90 percent of the Shares after the Offer, the Purchaser will own a sufficient number of Shares to effect the Merger under Section 253 of the DGCL without the vote of the Board of Directors of the Company or any vote of any other Stockholder. The Merger will have the effect of eliminating the Shares of minority Stockholders by converting such Shares into the right to receive cash equal to the Merger Price. Under Delaware law, however, minority Stockholders are entitled to have the "fair value" of such Stockholder's Shares appraised by the Delaware Court of Chancery by exercising appraisal rights pursuant to Section 262 of the DGCL. Such appraisal rights are only available with respect to the Merger and are not available in connection with the Offer. See Schedule II to this Offer to Purchase for the provisions of Section 262 of the DGCL.

         As a result of the consummation of the Offer and the Merger, Stockholders other than Equity Holdings will not have the opportunity to participate in the future earnings, profits and growth of the Company and will not have a right to vote on corporate matters. Equity Holdings, as the sole Stockholder after the Merger, will own a 100% interest in the book value and earnings of the Company and will benefit from any increase in the value of the Company following the Offer and the Merger. Similarly, Equity Holdings will bear the risk of any decrease in the value of the Company after the Merger and Stockholders will not face the risk of a decline in the value of the Company after the Merger. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Stockholders' Equity was $133.9 million as of December 31, 1995, and the Company had a net loss of $38.5 million for the twelve months ended December 31, 1995. As of March 1, 1996, as a result of the merger between IMC Global Inc. ("IMC Global") and The Vigoro Corporation ("Vigoro"), the Company recognized an after tax gain of approximately $143.0 million. The resulting Stockholders' Equity at such time for the Company was $275.3 million, or approximately $29.94 per Share. See "THE OFFER--Section 7. Certain Information Concerning the Company--Selected Financial Data" for a discussion on the effect on Stockholders' Equity of including unrecorded appreciation on the Company's investment in Falcon.

         After the Merger, the Shares will cease to be registered under the Exchange Act, transactions in Shares will not be reported on NASDAQ, and the Shares will not be available for use as collateral for loans made by brokers. See "THE OFFER--Effect of the Offer on the Market for Shares; Exchange Act Registration" for a discussion on the possible effects of the Offer if the Merger is not consummated.

PLANS FOR THE COMPANY AFTER THE TRANSACTION

         It is expected that, following the Transaction, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Except as disclosed in this Offer to Purchase and the Company's Annual Report on Form 10-K, the Purchaser and
Equity Holdings have no present plans or proposals that would result in an extraordinary material corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business or the composition of its management or personnel, except Equity Holdings expects that the Company's Board of Directors will be reduced from its present size of eight directors. Upon consummation of the Transaction, Equity Holdings intends to conduct a review of the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization, financing needs, dividend and distributions policy, and management and consider if any changes would be desirable in light of the circumstances then existing.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

         Except as disclosed in this Offer to Purchase, neither the Company, the Purchaser, any of the Purchaser's executive officers and its director listed on Schedule I, Equity Holdings, the general partners of Equity Holdings listed on Schedule I, the persons controlling the general partners of Equity Holdings or the executive officers, directors or affiliates of the Company listed in Schedule I has (i) engaged in any transactions involving the Shares during the period of sixty business days prior to the date hereof or (ii) is a party to any contract, arrangement or understanding with respect to any securities of the Company. The aggregate amount and percentage of Shares owned by the Purchaser and its executive officers and directors, Equity Holdings, the general partners of Equity Holdings, the persons controlling the general partners of Equity Holdings and the Company's executive officers, directors and affiliates is disclosed in Schedule I.

         Based on an inquiry made by representatives of the Purchaser, all of the natural persons listed in Schedule I intend to tender, pursuant to the Offer, all of the Shares that they own or control the disposition of. The fact that such persons tender Shares does not, in any manner, constitute a recommendation by such persons for other Stockholders to tender Shares. Holders of Shares must make their own decisions whether to tender Shares and, if so, the number of Shares to tender.

         The Company awards incentive stock options, nonqualified stock options or stock appreciation rights to certain officers, key employees, directors and consultants pursuant to the Stock Option Plan. Under the Stock Option Plan, Options are granted by the Compensation Committee of the Company's Board of Directors, which has the discretion to fix the exercise price and term of such Options. Generally, Options are granted for a five-year term, and no Options have been granted at an exercise price less than the fair market value of the Company's Shares on the date of the grant. In connection with the Stock Option Plan, at the date of the first meeting of the Board of Directors following each Annual Meeting of Stockholders, each director of the Company receives an Option to purchase 5,000 Shares at the fair market value of Shares on the date of such meeting.

         As of March 15, 1996, 389,506 Shares were subject to Options and 250,335 Shares were subject to Options exercisable on or before the Expiration Date (all of which were awarded with an exercise price less than the Offer Price). See Schedule I for information concerning the number of Options held by affiliates of Equity Holdings and officers and directors of the Company that are exercisable prior to the Expiration Date. The Purchaser expects that, concurrently with the Merger, the Company will, consistent with the provisions of the Stock Option Plan, redeem all outstanding Options for cash or other consideration at a price per Option equal to the Offer Price less the exercise price for such Option. The Purchaser does not expect any of the 250,335 Options which are exercisable into Shares, either presently or prior to the Expiration Date, to be exercised into Shares and acquired pursuant to the Offer. If the Company redeems such Options as described, the Company will make payments in cash or other consideration to the 20 holders of Options totalling approximately $7.7 million, based on an Offer Price of $50.00 per Share.

        Based on information provided to the Purchaser by the Company, the following persons listed in Schedule I will receive payments in cash or other consideration for the redemption of outstanding Options equal in value to the following:



                                  NUMBER OF               AMOUNT TO BE
 NAME                              OPTIONS                  RECEIVED
 ----                             ---------              --------------


 Samuel Zell                        30,000                $ 628,125

 Sheli Z. Rosenberg                 38,334                  690,016

 Rod F. Dammeyer                    95,000                1,668,125

 Bradbury Dyer, III                 30,000                  628,125

 David A. Gardner                   30,000                  628,125

 William K. Hall                    15,000                  308,125

 F. Philip Handy                    30,000                  628,125

 Joseph P. Sullivan                 30,000                  628,125

 Arthur A. Greenberg                10,334                  190,933


PAST CONTACTS AND TRANSACTIONS BETWEEN EQUITY HOLDINGS AND THE COMPANY

        During the Company's previous three fiscal years, the Company and its subsidiaries have engaged in certain transactions and entered various agreements with Equity Holdings and/or affiliates of Equity Holdings, and Equity Holdings and its affiliates, as the majority Stockholder of the Company, have had numerous contacts with the Company and its subsidiaries. Certain employees of the Company have assisted the Purchaser with respect to the Transaction, primarily by providing information concerning the Company for the preparation of this Offer to Purchase to comply with the requirements under the Exchange Act. Principally, this information has included financial information of the Company and stock ownership and stock transaction data with respect to officers and directors of the Company. No employee of the Company has, or will, receive any additional or separate compensation for such services.
Equity Holdings and the Purchaser independently determined the pricing and the structure of the Offer and the Merger.

        Mr. Zell, the trustee of one of the two general partners of Equity Holdings, is the Chairman of the Board of Directors of the Company, and was its Chief Executive Officer from June 1990 until February 1994. The Company paid Mr. Zell a salary of $300,000, $400,000 and $400,000 in 1995, 1994 and 1993,
respectively. Mr. Zell also received from the Company other compensation of $9,000, $6,000 and $4,497 in 1995, 1994 and 1993, respectively, and Options for
5,000 Shares and 5,000 Shares in 1995 and 1993, respectively.

         Mrs. Rosenberg, a co-trustee of the other general partner of Equity Holdings and a trustee of certain other trusts which are indirect partners of Equity Holdings, is a director of the Company, and was a Vice President and General Counsel of the Company from October 1985 until March 1995. Mrs. Rosenberg received Options for 20,000 Shares and 5,000 Shares in 1995 and 1993, respectively. Mrs. Rosenberg is indebted to Equity Holdings as a result of a loan extended in 1992, prior to the liquidation of Mrs. Rosenberg's direct interest in Equity Holdings. As of March 15, 1996, $61,729 was outstanding under such loan, which includes $17,379 of accrued interest. Mrs. Rosenberg is separately indebted to an affiliate of Equity Holdings for a loan to finance the acquisition of Shares in 1993. As of March 15, 1996, $303,669 was outstanding under such loan, which includes $48,669 of accrued interest.

         The Company paid Ann Lurie, a co-trustee of the other general partner of Equity Holdings, $303,552 during 1993 as beneficiary of certain agreements between the Company and Robert H. Lurie, Vice-Chairman and President of the Company from 1986 until his death in June 1990. In addition, Messrs. Handy, Gardner, and Dyer, who own interests in various partnerships that are affiliated with Equity Holdings, each received director fees of $28,000 in 1995, 1994, and 1993. As of March 15, 1996, the capital contributions to date to such partnerships affiliated with Equity Holdings for Messrs. Handy, Gardner, and Dyer were approximately $.9 million, $1.8 million, and $3.0 million, respectively. The investment terms for such partnership interests were based on prevailing market terms at the time. Messrs. Handy and Dyer serve as directors to certain companies affiliated with Equity Holdings.

         Mr. Arthur A. Greenberg is a trustee of certain trusts which are indirect partners of Equity Holdings. Mr. Greenberg was the Company's Chief Financial Officer from December 1986 until March 1995. The Company paid Mr. Greenberg a salary of $200,000 and $300,000 in 1994 and 1993, respectively. Mr. Greenberg also received from the Company other compensation of $6,000 and $4,497 in 1994 and 1993, respectively, and Options for 2,000 Shares and 5,000 Shares in 1995 and 1993, respectively.

         During 1993, the Company's loan portfolio included a $15.0 million loan to a general partnership ("Equity Pool"), which in turn is owned by two limited partnerships which are affiliated with Mr. Zell. Equity Pool made principal payments to reduce the loan to $5.9 million as of January 1, 1994.
At such time, the loan was collateralized by partnership units ("Units") which were convertible in January 1995 into approximately 550,000 shares of Equity Residential Properties Trust, a publicly traded real estate investment trust affiliated with Mr. Zell. During 1994, principal payments reduced the loan to approximately $5.4 million. On January 3, 1995, all rights and title in the principal amount of $5.4 million plus an additional $1.6 million, as participation based on the market value of the Units on September 16, 1994, and accrued interest were assigned to Equity Holdings, the Company's majority Stockholder, as part of a dividend to the Company's Stockholders in January 1995.

         During 1993, an affiliate of Mr. Zell repaid in full a $3.8 million loan held by the Company. In addition, Equity Holdings paid the Company $1.0 million pursuant to an agreement made in connection with the transfer of certain stock of a subsidiary to Equity Holdings in 1990. In June 1993, the Company exercised its right to put a note to an entity affiliated with Mr. Zell, which resulted in such entity making a payment of approximately $2.4 million to the Company.

         The Company and its subsidiaries paid approximately $1.4 million, $1.7 million and $1.9 million to certain affiliates of Equity Holdings for services rendered during 1995, 1994, 1993 respectively. These services included, without limitation, administrative, human resource, consulting, accounting and tax services, various real estate services, insurance services (including the payment to third parties for insurance premiums) and other executive services. The Company and its subsidiaries paid an affiliate of Equity Holdings approximately $658,000, $785,000 and $408,000 for its office space during 1995, 1994 and 1993, respectively, and approximately $82,000, $463,000, and $279,000 for various leases of computer software and equipment and computer development services during 1995, 1994 and 1993, respectively. The software leases range from three to five years and are at rates comparable to market rates. Lease payments also include amounts related to a facility sharing agreement between the Company and such affiliate. Under the agreement, computer development, operations and maintenance services were provided to the Company and certain of its subsidiaries. These related entity transactions were approved by the Audit Committee of the Company's Board of Directors (the "Audit Committee"), which is comprised of three independent directors.

         The Company performs certain services for various affiliates of Equity Holdings. In 1995, 1994 and 1993, approximately $1.3 million, $1.5 million and $0.9 million, respectively, was charged to such affiliates for the services performed and office space provided by the Company.

         The Company and certain of its subsidiaries paid Rosenberg & Liebentritt, P.C., a law firm affiliated with Mrs. Rosenberg, amounts totaling $2.4 million, $1.7 million and $0.9 million for certain legal services rendered in 1995, 1994 and 1993, respectively. Fees are based on not more than comparable market rates for the services performed and rates are approved by the Audit Committee.

         The Company and certain of its subsidiaries paid Seyfarth Shaw Fairweather & Geraldson, a law firm in which Mrs. Rosenberg's spouse is a partner, amounts totaling approximately $447,000, $664,000 and $328,000 for certain legal services rendered in 1995, 1994 and 1993, respectively. Fees are based on comparable market rates for services performed.

CONTRACTS, TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

         The Company acquired 2,000,000 Shares, pursuant to a Stock Purchase Agreement dated as of August 25, 1995 (the "Purchase Agreement"), in consideration of the delivery by the Company to Hellman & Friedman Capital Partners ("Capital Partners"), Hellman & Friedman Capital Partners International (BVI) ("Capital Partners International") and H&F Redwood Partners, L.P. ("Redwood Partners," and together with Capital Partners and Capital Partners International, the "Hellman Group") of 1,609,686, 92,501, and 57,813 shares of common stock of Vigoro, respectively, which shares were previously held by the Company.

         Capital Partners and Capital Partners International had acquired such Shares from Equity Holdings pursuant to a Stock Purchase Agreement, dated July 17, 1990 (the "1990 Agreement"), and Redwood Partners subsequently acquired its Shares from Capital Partners International on December 31, 1991. During the period that the Hellman Group owned such Shares, the Company, Equity Holdings, and the Hellman Group were parties to an agreement which provided that the Hellman Group had the right to nominate, and the Company and Equity Holdings would use their best efforts to elect, two of every nine directors to serve on the Company's Board of Directors.

         Based on its relationship with the Hellman Group and an understanding of its investment objectives, the Company approached the Hellman Group in early July 1995 to structure a mutually agreeable transaction that suited the long-term interests of both parties. The Hellman Group sought an opportunity to liquidate its investment in the Company and receive the more liquid shares of Vigoro, which were traded on the New York Stock Exchange ("NYSE"). The Company sought to acquire Shares at an attractive price in a non-cash transaction that preserved the liquidity position of the Company and avoided the incurrence of debt.

         In connection with the Purchase Agreement, the Hellman Group sold all of its Shares and entered into an agreement titled "Waiver and Termination of Certain Agreements" (the "Termination Agreement"), which provides for the termination of the 1990 Agreement and of other related agreements, including the voting agreement among Equity Holdings, the Company and the Hellman Group. Certain provisions relating to indemnification rights of the Company and the Hellman Group survived the Termination Agreement.

         Based on the August 25, 1995, closing share price of Vigoro common stock on the NYSE of $44.625 per share, as reported by the Dow Jones News Service, the 1,760,000 shares of Vigoro had a valuation of $78,540,000. As such, the 2,000,000 Shares acquired by the Company pursuant to the Purchase Agreement were sold to the Company at an effective price of $39.27 per share. However, such an effective price is not necessarily comparable to prevailing market ask prices of the Company's Shares due to the structure of the transaction, which included the termination of certain rights held by the Hellman Group, and the subsequent transaction costs necessary to liquidate such a substantial block of Vigoro stock.

         In the preceding three years, the Company has acquired Shares in two market transactions. On February 1, 1996, the Company acquired 29,000 Shares at $47.25 per Share, for a total cost of $1,370,250, and on December 1, 1995, the Company acquired 13,000 Shares at $40.25 per Share, for a total cost of $523,250.

         On December 12, 1995, Messrs. Gardner and Handy, each a director of the Company, each exercised Options to acquire 10,000 Shares at an exercise price of $26.50 per Share on December 12, 1995. Mr. Handy sold 15,000 Shares on September 27, 1993, at $32.50 per Share.

         The Company and Mr. Rod F. Dammeyer, President and Chief Executive Officer of the Company, are parties to an agreement providing for Mr. Dammeyer's employment at a base salary and annual incentive awards of 50% to 112.5% of salary, with a target of 75% of salary and such long-term incentives as the Compensation Committee of the Company's Board of Directors in its good judgment shall grant. Such long-term incentives have included Options to acquire Shares.

         Equity Holdings acquired 4,500 Shares on May 18, 1993, at $26.375 per Share and 6,900 Shares on January 5, 1993, at $25.50 per Share. On March 8, 1993, Equity Holdings sold 10,000 Shares at $25.50 per Share to Mrs. Rosenberg in a privately negotiated transaction.

         Mrs. Rosenberg sold 3,333 Shares on December 22, 1993, at $33.00 per Share and 13,333 Shares on December 16, 1993, at $33.00 per Share. Mrs. Rosenberg exercised Options to acquire 3,333 Shares at an exercise price of $26.25 per Share on December 22, 1993, and 13,333 Shares at an exercise price of $26.50 per Share on December 16, 1993. Mrs. Rosenberg acquired 10,000 Shares on March 8, 1993, from Equity Holdings at $25.50 per Share. Mrs. Rosenberg borrowed money from an affiliate of Equity Holdings to finance the acquisition of such Shares. As of March 15, 1996, $303,669 was outstanding under such loan, which includes accrued interest of $48,669.

         Mr. Arthur A. Greenberg, an affiliate of the Purchaser as a result of his relationship as a trustee of certain trusts which are indirect partners of Equity Holdings, sold 2,667 Shares at $34.00 per Share on April 26, 1995, 666 Shares at $34.00 per Share on April 11, 1995, 2,834 Shares at $34.00 per Share on April 11, 1995, 500 shares at $34.25 per Share on March 17, 1995 and 19,999 Shares at $33.00 per Share on December 22, 1993. Mr. Greenberg exercised Options to acquire 2,667 Shares at an exercise price of $26.25 per Share on April 26, 1995, 2,834 Shares at an exercise price of $26.50 per Share on April 11, 1995, 666 Shares at an exercise price of $26.25 on April 11, 1995, 500 Shares at an exercise price of $26.50 per Share on March 17, 1995, 16,666 Shares at an exercise price of $26.50 per Share on December 22, 1993, and 3,333 Shares at an exercise price of $26.25 per Share on December 22, 1993.

         Equity Holdings has pledged 6,789,889 Shares to eight different financial institutions as collateral for loans to Equity Holdings. Under the various agreements, the institutions cannot vote or exercise any ownership rights relating to the pledged shares unless there is an event of default under the applicable agreement. All of the pledge agreements are subject to standard default provisions.

CERTAIN TAX CONSEQUENCES

         The following summary is a general discussion of certain of the United States Federal income tax consequences of the Offer and the Merger. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No rulings as to any of the matters discussed in this summary have been requested or received from the Internal Revenue Service ("IRS").

HOLDERS OF SHARES ARE URGED TO CONSULT AND RELY ON THEIR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF TENDERING SHARES PURSUANT TO THE OFFER AND THE TAX CONSEQUENCES OF THE MERGER.

         1. GENERAL. Sales of Shares by holders thereof pursuant to the Offer and the surrender of Shares by holders thereof pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. This summary does not discuss any aspect of state, local or foreign tax laws. The Federal income tax consequences to a holder of Shares may vary depending upon the holder's particular facts and circumstances.

         2. TREATMENT AS A SALE OR EXCHANGE. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer and the surrender of Shares pursuant to the merger will, as a general rule, be treated as a sale or exchange if the receipt of cash upon the sale (i) results in a "complete termination" of the holder's interest in the Company or (ii) is "not essentially equivalent to a dividend" with respect to the holder. Since the Transaction will result in a complete termination of each holder's interest in the Company (except for the limited exceptions described in paragraph 4 below), holders will be treated as having sold their Shares for income tax purposes.

         Accordingly, a tendering holder of Shares or a holder transferring Shares pursuant to the Merger will ordinarily recognize gain or loss equal to the difference between the amount of cash received by the holder pursuant to the Transaction and the holder's tax basis in the Shares sold pursuant to the Transaction. If the Shares are held as capital assets, the gain or loss will be a capital gain or loss, which will be a long-term capital gain or long-term capital loss if the Shares have been held for more than one year. A holder of Shares will not be permitted to recognize a loss on the sale of a Share pursuant to the Transaction if the holder purchases a Share within a period beginning 30 days prior to and ending 30 days after the completion of the Transaction.

         3. TAX RATES. Net capital gain (which is the excess of net long-term capital gain over net short-term capital loss) of individuals, trusts and estates is currently taxed at a maximum Federal income tax rate of 28%. Dividends and short-term capital gains of individuals, trusts and estates are taxed at ordinary income rates. Ordinary income is currently taxable to individuals, trusts and estates at a maximum Federal income tax rate of 39.6% (although it may be taxed at higher marginal rates due to the phase-out of certain exemptions and deductions). Capital gains and ordinary income of corporations are both taxed at the same Federal income tax rate, currently a maximum of 35% (although they may be taxed at higher marginal rates due to the phase-out of the 15%, 25% and 34% brackets).

HOLDERS OF SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE POSSIBLE IMPACT OF THE RECEIPT OF CASH FROM THE COMPANY PURSUANT TO THE OFFER OR MERGER ON THEIR OBLIGATION TO MAKE ESTIMATED TAX PAYMENTS.

         4. TREATMENT OF CERTAIN AFFILIATED HOLDERS. Any holder of Shares which is affiliated with the Purchaser may receive tax consequences different from those described above. These holders would include any such holders who constructively own shares by attribution due to the Purchaser's ownership of Shares by reason of Section 318 of the Code. Under Section 318, a holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain related entities in which the holder has an interest, as well as any Shares the holder has a right to acquire by exercise of an option. In this case, this could occur where a holder of Shares who transfers those shares pursuant to the Transaction also constructively owns Shares actually owned by the Purchaser.

         If by attribution, a holder would not satisfy the complete termination test or not essentially equivalent to a dividend test, the receipt of cash pursuant to the transaction could be treated as a distribution rather than a sale or exchange under Section 302. If any such distribution were considered to exist, it would result in a dividend for the holder to the extent the Company has earnings and profits. To the extent the Company does not have earnings and profits equal to the amount of any such distribution in excess of any earnings and profits, the distribution will be treated first as a return of capital up to the holder's basis and thereafter result in taxable gain to the holder.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS OFFER TO PURCHASE. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAW.

                                   THE OFFER

         1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase any and all Shares validly tendered on or prior to the Expiration Date (as hereinafter defined below) and not validly withdrawn in accordance with the procedures set forth in "THE OFFER--Section 4. Withdrawal Rights."

         The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, April 25, 1996, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. All Shares purchased pursuant to the Offer will be purchased at the Offer Price, net to the seller in cash.

         The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the conditions specified in "THE OFFER--Section 11. Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw such Stockholder's Shares. See "THE OFFER--Section 4. Withdrawal Rights."

         Subject to the applicable regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory or governmental approvals specified in "THE OFFER--Section 12. Certain Legal Matters," (ii) terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "THE OFFER--Section 11. Conditions of the Offer," and (iii) waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such extension, delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) that the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions specified in "THE OFFER--Section 11. Conditions of the Offer" without extending the period of time during which the Offer is open.

         Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rule 14d-4(c) under the Exchange Act, which requires that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

         If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten-business day period from the date of such change is generally required to allow for adequate dissemination to Stockholders. Accordingly, if prior to the Expiration Date, the Purchaser should decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten-business day period. For purposes of the Offer a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

         This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) the Purchaser will purchase, by accepting for payment, and will pay for, subject to the Minimum Condition (which may be waived at the discretion of the Purchaser), any and all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date, and (ii) the satisfaction or waiver of the conditions of the Offer set forth in "THE OFFER--Section 11. Conditions of the Offer." In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in "THE OFFER--Section 12. Certain Legal Matters."

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares (individually a "Share Certificate" and collectively the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in "THE OFFER--Section 3. Procedures for Tendering Shares," (b) the Letter of Transmittal (or facsimiles thereof) properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering Stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         If any Shares tendered, and not withdrawn, are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant
                                      -13-
to the procedures set forth in "THE OFFER--Section 3. Procedures for Tendering Shares," such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

         THE PURCHASER DOES NOT INTEND TO INCREASE THE OFFER PRICE. IF, HOWEVER, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE OFFER PRICE, SUCH INCREASE SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE. ANY HOLDER OF SHARES WHO TENDERED SUCH SHARES PRIOR TO SUCH AN INCREASE IN THE OFFER PRICE WOULD BE ENTITLED TO RECEIVE SUCH AN INCREASE WITHOUT FURTHER ACTION ON THE PART OF SUCH HOLDER.

         The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Equity Holdings or its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

         3.  PROCEDURES FOR TENDERING SHARES.

VALID TENDER OF SHARES

         Except as set forth below, for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (all as described in the Letter of Transmittal), must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

         THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

        The Depositary will establish accounts with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

         DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

         Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or by any other bank, broker, dealer, credit union, savings association, or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered owner of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

         If the Share Certificates are registered in the name of the signer of the Letter of Transmittal, no endorsements of Share Certificates or separate stock powers are required. However, if the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, signed exactly as the name or names of the registered owner(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

         If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

GUARANTEED DELIVERY

         If a Stockholder desires to tender pursuant to the Offer and such Stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

           (i) such tender is made by or through an Eligible
               Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

         (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering Stockholders at the same time, and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

BACK-UP FEDERAL TAX WITHHOLDING

         UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACK-UP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS MADE TO CERTAIN STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACK-UP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 7 OF THE LETTER OF TRANSMITTAL.

APPOINTMENT AS PROXY

         By executing the Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of the Purchaser, and each of them, as such Stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment and paid for by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies shall be considered coupled with an interest in the tendered Shares, are irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Stockholder with respect to such Shares and such other securities or rights will be revoked, without further action, and no subsequent powers of attorneys and proxies may be given by such Stockholder (and if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Stockholders, or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

DETERMINATION OF VALIDITY

        All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right, to reject any or all tenders determined by it not to be in proper form, or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders.

         The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Equity Holdings, any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

         The Purchaser's acceptance for payment of Shares tendered pursuant to any one of the procedures described above will constitute a binding agreement between the tendering Stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

         4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time sixty days after the date hereof.

         If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering Stockholder is entitled to and duly exercises withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificates, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering Stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of the Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in "THE OFFER--Section 3. Procedures for Tendering Shares," the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "THE OFFER--Section 3. Procedures for Tendering Shares."

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion whose determination shall be final and binding. None of the Purchaser, Equity Holdings, any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         5. PRICE RANGE OF SHARES. The Shares principally trade in the national over-the-counter securities market as reported by NASDAQ under the trading symbol GAMI. The following table sets forth, for the periods indicated, the high and low bid prices per Share as reported in the Company's Annual Report to Stockholders on Form 10-K for the year ended December
31, 1995 or in published financial sources. The over-the-counter quotations represent inter-dealer quotations without adjustment for retail markup, markdown or commissions, and do not represent actual transactions.

                                                  HIGH                 LOW
                                                  ----                 ---
 Year Ended December 31, 1994
      First Quarter  . . . . . . . . . . . .       $31.00               $29.00
      Second Quarter . . . . . . . . . . . .       $32.00               $30.00
      Third Quarter  . . . . . . . . . . . .       $33.00               $32.00
      Fourth Quarter . . . . . . . . . . . .       $34.25               $33.00

 Year Ended December 31, 1995
      First Quarter  . . . . . . . . . . . .       $34.50               $33.50
      Second Quarter . . . . . . . . . . . .       $33.50               $33.50
      Third Quarter  . . . . . . . . . . . .       $36.50               $33.50
      Fourth Quarter . . . . . . . . . . . .       $45.00               $36.50

          On March 28, 1996, the last full trading day prior to the commencement of the Offer, the last reported sale price per Share, as reported by NASDAQ, was $46.50.

          STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

          6. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; EXCHANGE ACT REGISTRATION. Any purchase of Shares pursuant to the Offer will reduce the number of Shares that trade publicly and the number of Stockholders, which would adversely affect the liquidity and market value of any remaining Shares held by the public after the Offer (assuming that the Purchaser does not effect the Merger). Notwithstanding the intention of the Purchaser to effectuate the Merger and eliminate the Shares of minority Stockholders pursuant to Section 253 of the DGCL, if the Purchaser does not consummate the Merger, any purchase of Shares pursuant to the Offer may reduce the number of Stockholders of the Company below 300. In this event, the Company likely would terminate the registration of Shares under the Exchange Act, Shares would be no longer eligible for reporting by NASDAQ, and Shares would, as a result, no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and, therefore, could no longer be used as collateral for loans made by brokers.

          Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Stockholders and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with Stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated.

          7. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Delaware corporation with its principal executive offices located at Two North Riverside Plaza, Chicago, Illinois 60606. Its telephone number at that address is (312) 648-5656. According to the Form 10-K for the year ended December 31, 1995, the Company is a diversified holding company. The Company holds three major investments, consisting of a 70 percent interest (14.0 million shares) in Falcon a seven percent interest (approximately 6.5 million shares) in IMC Global, and two operating businesses, Lapp Insulator Company ("Lapp") and Denman Tire Corporation ("Denman"). During 1995, the Company divested a number of its businesses. The Company reported that, in the future, its activities will relate to managing the Lapp, Denman and Falcon operations, monitoring its investment in IMC Global, completing certain divestitures, disposing of certain non-operating assets and liabilities remaining from completed divestitures, and considering new investments into operating companies and/or taking positions in securities of other companies. A more detailed description of the Company, including a description of the

Company's divestitures during 1995, is contained in the Company's Annual Report on Form 10-K, which is incorporated herein by reference.

SELECTED FINANCIAL DATA

          Set forth below is certain selected summary consolidated financial information of the Company as of and for the fiscal years ended December 31, 1995 and 1994, which was excerpted and derived from the Company's Annual Report on Form 10-K for the year ended December 31, 1995. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. These reports and other documents may be examined and copies may be obtained in the manner set forth above.


        GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC. AND SUBSIDIARIES
                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIO DATA)

                                                                                 YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                 ------------

                                                                           1995              1994
                                                                           ----              ----

   STATEMENT OF INCOME DATA:
     Net Revenues   . . . . . . . . . . . . . . . . . . . . . . . . . .    $611.9            $592.7
     Income from Continuing Operations  . . . . . . . . . . . . . . . .      34.0              92.4
     Income (Loss) From Discontinued Operations   . . . . . . . . . . .     (70.9)            (28.3)
     Extraordinary Item (Loss)  . . . . . . . . . . . . . . . . . . . .      --               (12.0)
     Net Income (Loss)  . . . . . . . . . . . . . . . . . . . . . . . .     (36.9)             52.1
     Dividends on Subsidiary Preferred Stock  . . . . . . . . . . . . .      (1.6)             (3.1)
     Net Income (Loss) to Common Stockholders   . . . . . . . . . . . .     (38.5)             49.0
     Ratio of Earnings to Fixed Charges   . . . . . . . . . . . . . . .       3.6x              2.4x

   Per Share Data:
     Income From Continuing Operations  . . . . . . . . . . . . . . . .    $  3.08           $  7.98
     Income (Loss) From Discontinued Operations   . . . . . . . . . . .      (6.75)            (2.53)
     Extraordinary Item (Loss)  . . . . . . . . . . . . . . . . . . . .      --                 1.07
     Net Income (Loss) to Common Stockholders   . . . . . . . . . . . .      (3.67)             4.38

                                                                                  DECEMBER 31,
                                                                              1995           1994
                                                                              ----           ----
   BALANCE SHEET DATA:
     Working Capital  . . . . . . . . . . . . . . . . . . . . . . . . .       $118.9        $364.7
     Total Assets   . . . . . . . . . . . . . . . . . . . . . . . . . .        744.5         947.8
     Total Assets less Goodwill   . . . . . . . . . . . . . . . . . . .        705.1         882.0
     Stockholders' Equity(1)  . . . . . . . . . . . . . . . . . . . . .        133.9         249.1

  Book Value Per Share(2) . . . . . . . . . . . . . . . . . . . . . . .       $14.52        $22.28
   -----------------------

  (1) Stockholders' Equity at December 31, 1995 does not reflect the unrecorded appreciation on the Company's investment in IMC Global and Falcon. See "Liquidity and Capital Resources" in the Company's Annual Report on Form 10-K for a discussion of such amount. As of March 1, 1996, as a result of the merger between IMC Global and Vigoro, the Company recognized an after tax gain of approximately $143.0 million. The resulting Stockholders' Equity at March 1, 1996 was $275.3 million, or approximately $29.94 per Share. At March 1, 1996, the price per share of IMC Global, as reported on the NYSE Composite Tape, was $41.875, and at March 28, 1996 (the last full trading day prior to the commencement of the Offer), the price per share of IMC Global was $36.375. The Stockholders' Equity at March 1, 1996, does not include unrecorded appreciation on the Company's investment in Falcon. If the Stockholders' Equity reflected such unrecorded appreciation in the Company's investment in Falcon, Stockholders' Equity on March 1, 1996 would have been approximately $407.4 million, or $44.32 per Share. As of March 1, 1996, the closing price per share of Falcon, as reported on the NYSE Composite Tape, was $9.50, and on March 28, 1996, the closing price per share was $9.125.

  (2)   Based on Shares outstanding at end of period.

         Except as otherwise set forth herein, the information concerning the Company contained herein has been taken from or is based upon documents on file with the Commission or otherwise publicly available.

         8. CERTAIN INFORMATION CONCERNING EQUITY HOLDINGS AND THE PURCHASER. The Purchaser, a Delaware corporation wholly owned by Equity Holdings, was organized recently for the purpose of commencing the Offer and effecting the Merger and has not conducted any business since its incorporation other than as disclosed herein. Equity Holdings is engaged in the business of making investments in operating businesses and securities. The principal executive offices of Equity Holdings and the Purchaser are located at Two North Riverside Plaza, Chicago, Illinois 60606 and the telephone number at that address is (312) 454-0100.

         Equity Holdings's sole general partners are Samuel Zell, Trustee of the Samuel Zell Revocable Trust under trust agreement dated January 17, 1990, and Ann Lurie and Sheli Z. Rosenberg, Co-Trustees of the Robert H. and Ann Lurie Trust. Mr. Zell is a Director and Chairman of the Board of the Company. Mrs. Rosenberg is a Director of the Company. Additionally, Ms. Lurie and Mrs. Rosenberg are trustees or co-trustees of certain trusts which are indirect limited partners of Equity Holdings.

         9. SOURCE AND AMOUNT OF FUNDS. If all outstanding Shares (other than shares owned by Equity Holdings and Shares subject to Options) are purchased pursuant to the Offer, the maximum amount required by the Purchaser to purchase such Shares will be approximately $55,575,350. In addition, the Purchaser and Equity Holdings expect to incur expenses of $177,000 in connection with the Transaction. The Purchaser plans to obtain all funds needed to purchase Shares pursuant to the Offer and to pay related fees and expenses either through capital contributions that will be made by Equity Holdings or with the working capital of the Company (in the event the Merger is consummated prior to payment for Shares), or a combination of the foregoing.

         10. DIVIDENDS AND DISTRIBUTIONS. On January 3, 1995, the Company paid a cash dividend of $.90 per Share to all Stockholders, except Equity Holdings. For such dividend, Equity Holdings received a dividend equal to $.90 per Share, comprised of all rights and title to a loan made by the Company and cash. See "SPECIAL FACTORS--Past Contacts and Transactions Between Equity Holdings and the Company." Upon consummation of the Merger, the Company may make dividends and distributions to its sole Stockholder based on a variety of considerations, including general economic conditions that exist at the time a dividend or distribution is contemplated.

         11. CONDITIONS OF THE OFFER. The Offer is conditioned upon, among other things, there having been validly tendered (and not validly withdrawn) prior to the Expiration Date a number of Shares such that, upon consummation of the Offer, the Purchaser and Equity Holdings together would own a number of Shares representing at least 90 percent of outstanding Shares. The Purchaser expects that, concurrently with the Merger, all Options will be redeemed by the Company and not exercised into Shares. As a result, the Purchaser estimates that approximately 193,000 Shares will need to be validly tendered (and not validly withdrawn) to satisfy the Minimum Condition. The Purchaser expressly reserves the right to waive the Minimum Condition and to purchase any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to Rule 14e- 1(c) under the Exchange Act, any tendered Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Shares not then paid for, if at any time before the time of acceptance for payment of any such Shares, any one or more of the following events shall occur:

                 (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement or escalation of a war, armed hostilities or other national or international crisis involving the United States, (iv) any limitation (whether or not mandatory) imposed by any governmental authority on, or any other event that might have material adverse significance with respect to, the nature or extension of credit or further extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing, a material acceleration or worsening thereof; or

                 (b) any material adverse change (or any condition, event or development involving a prospective material adverse change) shall have occurred or be likely to occur in the business, prospects, financial condition, results of operations, properties, assets, liabilities, capitalization, stockholders' equity, licenses, franchises or businesses of the Company and its subsidiaries taken as a whole; or

                 (c) there shall have been threatened, instituted or pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which (i) challenges the acquisition by the Purchaser of the Shares, restrains, prohibits or delays or seeks to restrain, prohibit or delay the performance of the transactions contemplated by the Merger or seeks to obtain any material damages as a result thereof, (ii) makes or seeks to make illegal, the acceptance for payment, purchase or payment for any Shares or the consummation of the Offer or the Merger, (iii) prohibits or limits or seeks to prohibit or limit the ownership or operation by the Purchaser or any of its affiliates of all or any substantial portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser or any of its affiliates or compels or seeks to compel the Purchaser or any of its affiliates to dispose of or to hold separate all or any substantial portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser or any of its affiliates, or imposes or seeks to impose any material limitation on the ability of the Purchaser to conduct such business or own such assets, (iv) imposes or seeks to impose limitations on the ability of the Purchaser or any affiliate of the Purchaser to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote any Shares purchased by them on all matters properly presented to the Stockholders or would otherwise adversely affect the Company or its subsidiaries or their respective businesses or assets, (v) may result in a material diminution in the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the transactions contemplated by the Merger,
         (vi) seeks to impose voting, procedural, price or other requirements in addition to those under the DGCL and federal securities laws (each as in effect on the date of commencement of the Offer) or any material condition to the Offer that is unacceptable to the Purchaser or any of its affiliates, or (vii) challenges or adversely affects the Offer or the Merger; or

                 (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger, or any other action shall have been taken, by any government, governmental authority or court, domestic, foreign or supranational, or in the reasonable good faith judgment of the Purchaser could be expected to result, in any of the consequences referred to in clause
         (i) through (vii) of paragraph (c) above; or

                 (e) the Company or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices; or

                 (f) either the Purchaser or Equity Holdings shall not have received any necessary third-party consent or waiver to transfer ownership of Shares to the Purchaser or to effect any other aspect of the Offer or the Merger; or

                 (g) the Purchaser shall become aware that any material right of the Company or any of its subsidiaries under any governmental license, permit or authorization is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the transactions contemplated by the Offer or the Merger.

         The foregoing conditions are for the sole benefit of the Purchaser, shall be subject to the sole interpretation of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

         12. CERTAIN LEGAL MATTERS. Based on information provided by the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth herein, of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or other action will be sought. While, except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 12. See "THE OFFER--Section 11. Conditions of the Offer."

         APPRAISAL RIGHTS. Holders of Shares will not have appraisal rights as a result of the Offer. If the Merger is consummated, however, persons who hold Shares at that time would have the right to appraisal of their Shares in accordance with Section 262 of the DGCL (which is reproduced in full in Schedule II hereto). Such appraisal rights, if the statutory procedures are complied with, would result in a judicial determination of the "fair value" of the Shares owned by such holders. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares, including asset values, the investment value of the Shares and any other valuation considerations generally accepted in the investment community. The value so determined for Shares could be more or less than the value of the consideration per Share to be paid pursuant to the Offer or the Merger and payment of such consideration would take place subsequent to payment pursuant to the Offer.

         Several recent decisions by the Delaware courts have held that a substantial stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court indicated in Weinberger v. UOP, Inc. and Rabkin v. Philip A. Hunt Chemical Corp. that ordinarily the remedy available to stockholders in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

         No provision has been made by the Company, the Purchaser or Equity Holdings to allow access to the Company's files by unaffiliated Stockholders or to obtain counsel or appraisal services at the expense of the Company, the Purchaser or Equity Holdings.

         STATE ANTI-TAKEOVER LAWS. A number of states have adopted "anti-takeover" statutes which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive officers or principal places of business in such states. In that regard, it should be noted that in 1982 in Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

         The Company is incorporated under the laws of the State of Delaware.
Section 203 of the DGCL, subject to certain exceptions, prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Section 203 limitations are not applicable to the Company and will not apply to the Merger.

        Should any government official or any other person seek to apply any other state anti-takeover statute or regulation to the Transaction, the Purchaser will take such action as then appears desirable, which may include contesting the validity or applicability of any such statute in appropriate legal proceedings. If it is asserted that one or more state anti-takeover statutes are applicable to the Offer, and an appropriate court does not determine that such statutes and regulations are inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See "THE OFFER--Section 11. Conditions of the Offer."

         FEDERAL RESERVE BOARD REGULATIONS. Federal Reserve Board Regulations G, U and X (the "Margin Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, such as the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the collateral. The Purchaser and Equity Holdings believe that any financing in connection with the Offer will not be in violation of the Margin Regulations.

         13.     CERTAIN FEES AND EXPENSES; UTILIZATION OF COMPANY EMPLOYEES.

         The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and Chemical Mellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing expenses incurred by them in forwarding by the Purchaser and Equity Holdings material to their customers.

         It is estimated that the expenses incurred by the Purchaser and Equity Holdings in connection with the Transaction will be approximately as set forth below:



         Information Agent Fees and Expenses  . . . . . . . . . . . . . . .   $     10,000
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . .        100,000
         Printing, Mailing, Solicitation,
            Distribution and Depositary Expenses. . . . . . . . . . . . . .         40,000
         Filing Fees and Related Expenses . . . . . . . . . . . . . . . . .         12,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .         15,000
                                                                               -----------

                                                                     Total     $   177,000
                                                                               ===========

         Certain employees of the Company have assisted the Purchaser with respect to the Transaction, primarily by providing information concerning the Company for the preparation of this Offer to Purchase to comply with requirements under the Exchange Act. Principally, this information has included financial information of the Company and stock ownership and stock transaction data with respect to officers and directors of the Company. No employee of the Company has, or will, receive any additional or separate compensation for such services.

        14. MISCELLANEOUS. The Offer is being made to all Stockholders, but is not being made in any jurisdiction where the making of such would be illegal. The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction, the securities laws or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of, and represent the Stockholder residing in, such jurisdiction.

         No person has been authorized to give any information or make any representation on behalf of the Purchaser or Equity Holdings not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        Pursuant to Rules 13d-1 and 13e-3 and Regulation 14D-1 of the General Rules and Regulations under the Exchange Act, the Purchaser and Equity Holdings have filed a Rule 13e-3 Transaction Statement and a Tender Offer Statement on
Schedule 14D-1 (which includes Amendment No. 42 to Schedule 13D of Equity Holdings and the Purchaser), together with exhibits in each case, furnishing additional information with respect to the Offer and Merger. Such Statements and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Company in "AVAILABLE INFORMATION" (except that they will not be available at the regional offices of the Commission).

                                        GAMI Merger Co.


March 29, 1996

                                   Schedule I

         The following table sets forth (i) the name, address, and current principal occupation or employment of the directors and executive officers of the Company and the Purchaser, (ii) the name and address of Equity Holdings, its general partners and (iii) the name, address and current principal occupation of certain persons affiliated with the Company, and such persons controlling Equity Holdings's general partners and the number and percentage of Shares beneficially owned by such persons as of the date hereof.

                                                         Occupation                         Number of Shares
    Name/Address                                        or Employment                     Beneficially Owned(1)
    ------------                                        -------------                     ---------------------

 Equity Holdings Limited, an                                                              8,082,744         87.9%
   Illinois Limited Partnership
 Two North Riverside Plaza
 Suite 600
 Chicago, Illinois  60606

 General Partners of Equity Holdings(4)
 --------------------------------------


 Samuel Zell Revocable Trust             Chairman of the Board of Directors.  Mr.         8,082,744         87.9%
   Samuel Zell (Trustee)                 Zell had been President from June 1990           8,106,077(2),(3)  87.9%
                                         until February 1994, and Chief Executive
                                         Officer from 1983 until February 1994 of
                                         the Company.  Mr. Zell is Chairman of the
                                         Board of Equity Group Investments, Inc.
                                         ("Equity Group") and Equity Financial and
                                         Management Company ("Equity Financial").
                                         Mr. Zell was President and Chief Executive
                                         Officer of Equity Group and Equity Financial
                                         until November 1994.

 Robert H. and Ann Lurie Trust           Ms. Lurie has been a self-employed private        8,082,744(2)     87.9%
   Ann Lurie (Co-Trustee)                investor for the past five years.                 8,082,744(2)     87.9%

   Sheli Z. Rosenberg (Co-Trustee)       Mrs. Rosenberg has been President and             8,144,111(2),(3) 88.4%
                                         Chief Executive Officer since November
                                         1994 of Equity Group and Equity Financial
                                         and was Executive Vice President of Equity
                                         Group since 1986, and of Equity Financial
                                         since 1980.  Both firms are privately
                                         owned affiliated investment management
                                         companies.  Mrs. Rosenberg is a member of
                                         the law firm of Rosenberg & Liebentritt,
                                         P.C.  Mrs. Rosenberg had been Vice
                                         President and General Counsel of the
                                         Company from October 1985 until March
                                         1995.


                                                         Occupation                         Number of Shares
    Name/Address                                        or Employment                     Beneficially Owned(1)
    ------------                                        -------------                     ---------------------

 GAMI Merger Co.                                                                             0                *
 Two North Riverside Plaza
 Chicago, Illinois 60606

 Executive Officers of
 GAMI Merger Co.(4)
 ---------------
 Samuel Zell                                              See above                    8,106,077(2),(3)     87.9%
 Sheli Z. Rosenberg                                       See above                    8,144,111(2),(3)     88.4%

 Director of GAMI Merger Co.
 ---------------------------
 Samuel Zell                                              See above                    8,106,077(2),(3)     87.9%

 Executive Officers of Great American
 Management and Investment, Inc.(4)
 -------------------------------
 Rod F. Dammeyer                         President and                                       38,333(3)(5)     *
                                         Chief Executive Officer

 Gus J. Athas                            Senior Vice President and General Counsel               0            *
 Sam A. Cottone                          Senior Vice President and Chief Financial               0            *
                                         Officer

 Directors of Great American Management
 and Investment, Inc.(4)


 Rod F. Dammeyer                         President and Chief Executive Officer of            38,333(3)        *
                                         the Company since February 1994.  Mr.
                                         Dammeyer is also President, Chief
                                         Executive Officer and a director of
                                         Anixter International Inc. ("Anixter")
                                         since 1993.  Since 1985, Mr. Dammeyer had
                                         served as President and a director of
                                         Anixter.
 Bradbury Dyer, III                      Mr. Dyer is the founder and sole general           340,333(3)(5)   3.7%
 Paragon Associates                      partner of Paragon Associates and Paragon
 500 Crescent Court, Suite 260           Associates II, private investment
 Dallas, Texas  75201                    partnerships.

 David A. Gardner                        Mr. Gardner is President of Gardner                 99,333(3)      1.1%
 445 Park Avenue                         Capital Corporation, a privately owned
 New York, New York  10022               real estate and venture capital investor.
 William K. Hall                         Mr. Hall has been President, Chief                  32,000(3)        *
                                         Executive Officer and a director of Eagle
                                         Industries, Inc. ("Eagle") since 1990.
                                         Mr. Hall has been President, Chief
                                         Executive Officer and a director of Falcon
                                         Building Products, Inc. ("Falcon") since
                                         1994.





                                                         Occupation                         Number of Shares
    Name/Address                                        or Employment                     Beneficially Owned(1)
    ------------                                        -------------                     ---------------------

 F. Philip Handy                         Mr. Handy is President of Winter Park               51,133(3)        *
 Winter Park Capital Co.                 Capital Company, a private investment
 200 East New England, Suite 301         firm.  Mr. Handy was previously a director
 Winter Park, Florida  32789             of the Company from 1980 to 1984.

 Sheli Z. Rosenberg                      See above                                        8,144,111(3)      88.4%

 Joseph P. Sullivan                      Mr. Sullivan is the Chairman of the                23,333(3)         *
 225 North Michigan Avenue               Executive Committee of the Board of
 Suite 2416                              Directors of IMC Global, Inc. since March
 Chicago, Illinois  60601                1996.  Mr. Sullivan had been Chairman of
                                         the Board of The Vigoro Corporation from
                                         March 1991 until March 1996 and was Chief
                                         Executive Officer of that company from March
                                         1991 until September 1994 and President
                                         from January 1986 until March 1991.


 Samuel Zell                             See above                                       8,106,077(2),(3)   87.9%

 Affiliates4
 ----------

 Arthur A. Greenberg                     Mr. Greenberg has been a principal of the       8,105,411(2),(3)   88.1%
                                         accounting firm of Greenberg & Pociask,
                                         Ltd., since 1971.  He has been a director
                                         and Executive Vice President of Equity
                                         Group and Equity Financial since 1986 and
                                         1971, respectively.  Mr. Greenberg was an
                                         Executive Vice President and Chief
                                         Financial Officer of the Company from 1986
                                         until March 1995.


---------------
*Indicates less than 1% of class.

Notes:

1 For purposes of this Schedule I, the number of shares owned is calculated according to the definition of beneficial ownership under Rule 13d-3 of the Exchange Act ("Rule 13d-3"). The percentage ownership is based on 9,194,251 Shares outstanding, plus the amount of Options held by such person which are exercisable within sixty days of the date hereof.

2        Includes all Shares owned by Equity Holdings, pursuant to Rule 13d-3.
         Messrs. Zell and Greenberg and Mrs. Rosenberg and Ms. Lurie disclaim beneficial ownership of Shares owned by Equity Holdings.

3 Includes Options which are exercisable into Shares within sixty days of the date hereof, one Option for one Share, as follows: 23,333 Options for Mr. Zell, 16,667 Options for Mrs. Rosenberg, 38,333 Options for Mr. Dammeyer, 23,333 Options for Mr. Dyer, 23,333 Options for Mr. Gardner, 10,000 Options for Mr.

         Hall, 23,333 Options for Mr. Handy, 23,333 Options for Mr. Sullivan, and 6,667 Options for Mr. Greenberg.

4 Unless otherwise designated, the business address for such persons is Two North Riverside Plaza, Chicago, Illinois 60606.

5 317,000 Shares are held by Paragon Joint Venture, a joint venture formed by Paragon Associates and Paragon Associates II, both Texas Limited Partnerships. Under the terms of the joint venture agreement, Paragon and Paragon II have beneficial ownership of the Shares in proportion to their respective accounts in the joint venture. Mr. Dyer does not have direct beneficial ownership in these Shares; however, Mr. Dyer, as sole general partner of Paragon and Paragon II and agent for Paragon Joint Venture, may be deemed to have indirect ownership of these Shares. Mr. Dyer, in his role as general partner of Paragon and Paragon II and as agent for Paragon Joint Venture, has sole voting and dispositive powers in regard to these Shares.

                                  Schedule II


         The following is reproduced from Section 262 of the Delaware General Corporation Law.

         SECTION 262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

                 (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection
(f) of Section 251 of this title.

                 (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                          a.  Shares of stock of the corporation surviving or
resulting from such merger or consolidation, or depository receipts in respect thereof;

                          b.  Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                          c.  Cash in lieu of fractional shares or fractional
depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                          d.  Any combination of the shares of stock,
depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                 (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)  Appraisal rights shall be perfected as follows:

                 (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                 (2) If the merger or consolidation was approved pursuant to
Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address at it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation of any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in such a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have been become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                    THE INFORMATION AGENT FOR THE OFFER IS:


                                   GEORGESON
                                 & COMPANY INC.
                               WALL STREET PLAZA
                           NEW YORK, NEW YORK  10005
                                 1-800-223-2064
                     BANKS AND BROKERS CALL: (212) 440-9800




                       THE DEPOSITARY FOR THE OFFER IS:


                 CHEMICAL MELLON SHAREHOLDER SERVICES, L.L.C.



                  By Mail:                                          By Hand/Overnight:
Chemical Mellon Shareholder Services, L.L.C.           Chemical Mellon Shareholder Services, L.L.C.
          Reorganization Department                              Reorganization Department
                 PO Box 817                                            120 Broadway
               Midtown Station                                          13th Floor
          New York, New York 10018                               New York, New York 10271

                          By Facsimile Transmission:
                                (201) 296-4293
                                      or
                                (201) 296-4291

                            Confirm by Telephone:
                                (212) 296-4209